News Release

FOR IMMEDIATE RELEASE

PLUG POWER OUTLINES

 STRATEGY FOR PROFITABILITY

LATHAM, NY – October 13, 2009 –.  Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions, announced its strategy for achieving profitability during its analyst and investor meeting held on Thursday, October 8, 2009. By executing its strategy, Plug Power plans to be profitable by 2012, generating a positive cash flow for the first time in the Company’s history. Presentations made by Plug Power management, including Andy Marsh, CEO, and Gerry Anderson, CFO can be accessed by going directly to the Plug Power Web site at www.plugpower.com and selecting the Web cast link on the home page.

Plug Power will focus resources on its two commercial products, GenDrive™, a superior alternative to lead-acid batteries in the material handling market, and GenSys®, a continuous-run prime power system that replaces diesel generators at remote telecommunication sites where the grid is non-existent or unreliable.

Highlights from the Company’s presentation include plans to double shipments of their products each year from 2010 to 2012, equating to approximately 7,200 to 9,400 shipments at the end of 3 years. In turn, revenue is expected to double annually over the same period. Plug Power intends to generate approximately equal revenue between its GenDrive and GenSys product families.

In order to reach profitability, Plug Power will continue to drive down product costs by leveraging the supply chain, lowering manufacturing costs and improving system reliability for both product lines. Key success factors include product expansion, starting with the release of the class-2 stand-up reach truck product for electric lift trucks in the fourth quarter of 2009.

“Plug Power has established a strategy to bring the Company to profitability,” said Plug Power’s CEO, Andy Marsh. “We have surveyed what it will take to sustain Plug Power into the future and have developed a thoughtful plan to engender success.”

Plug Power’s analyst and investor day attracted key speakers to help illustrate their support for Plug Power and confidence in the Company’s products. Presenters represented partners, customers, suppliers and government agencies, including:

  The Raymond Corporation
  Sysco
  Linde, Inc.
  Bridgestone/Firestone
  Strata-gems Consulting
  US Department of Energy
  and, 3M Research and Development

Strong support was shown for Plug Power’s GenDrive product for the material handing market:

“We are very excited about our partnership with Plug Power and we take this relationship very seriously,” said Chuck Pascarelli, Executive Vice President of Sales and Marketing for the Raymond Corporation. “I think we are pioneering the right stuff and I think it’s important. And, by the way, the industry is ready for this revolutionary technology. It’s absolutely ready for it.”

“Sysco nationally utilizes 10,000 pallet trucks, forklifts and dock equipment,” said Scott Kliever, Chief Financial Officer of Sysco Houston. “We anticipate great opportunity after seeing fuel cells in operation. The expected cost savings and return on investment multiplied across the national fleet could have a positive impact on our operational expenses.”

“The work that we’re doing with Plug Power leverages a lot of our core competencies,” said Earl Lawson, Vice President of Commercial Development for Linde, Inc. “We think the solutions that Plug Power has developed and the solutions that Linde has been developing really provide a viable technology and overall system solution for the customer.”

“We get a constant voltage and the costs of forklift damage have gone way down,” said Mitch Mussetter, Engineering Team Leader for Bridgestone/Firestone in Aiken County , South Carolina. “The intangible benefits of fuel cells include environmental factors such as no lead and no acid. There are also productivity gains because operators only need to fuel once per shift. Our operators are doing what they are supposed to do instead of charging batteries.”

Plug Power’s GenSys product for the prime power market was also touted:

Dr. Eric Funkenbusch, Program Director at 3M spoke about the durability of the proprietary 3M MEA (membrane electrode assembly) used by Plug Power in their fuel cell stacks. This MEA is a core component to Plug Power’s stack used in the GenSys product. An automated manufacturing process will provide the consistency and reliability needed to deliver a cost-effective quality product.

Sunita Satyapal, Acting Program Manager of the Department of Energy’s Fuel Cell Technologies program, noted that the 3M MEA performance is exceeding the DOE targets. The DOE’s market transformation activities for the fuel cell industry are intended to accelerate cost reductions and promote consumer acceptance for these alternative energy solutions.

“Our relationships with industry-leading companies, such as those who joined us for our analyst and investor meeting, are vital to the growth of our business,” said Andy Marsh. “Plug Power values the partnerships in place and is grateful for the innumerable hours they provide to support our market expansion. We look forward to the widespread commercialization of our fuel cell solutions in the future.”

About Plug Power Inc.

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable energy solutions, integrates fuel cell technology into motive and continuous power products. The Company is actively engaged with private and public customers in targeted markets throughout the world. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the number of GenDrive and GenSys units we expect to ship in 2010 through 2012, our projected revenues  for 2010 through 2012, and our expectations for achieving profitability and positive cash flow in 2012. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, our ability to reduce product and manufacturing costs; our ability to improve system reliability for both GenDrive and GenSys; our ability to successfully expand our product lines; the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part; our ability to develop commercially viable products; the cost and timing of developing our products and our ability to raise the necessary capital to fund such development costs; market acceptance of our GenDrive and GenSys systems; our ability to manufacture products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for our products; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of fuel and fueling infrastructures for our products; our ability to protect our intellectual property; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power's energy products; and other risks and uncertainties discussed under "Item IA-Risk Factors" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("SEC") on March 16, 2009, and the reports we file from time to time with the SEC. We do not intend to and undertake no duty to update the information contained in this communication.

Media Contact:	Investor Relations Contact:
Katrina Fritz Intwala	Cathy Yudzevich
PlugPower Inc.	Plug Power Inc.
Phone: (518) 782-7700 ext. 1360	Phone: (518) 782-7700 ext. 1448
media@plugpower.com	investors@plugpower.com